Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Hill International, Inc. and subsidiaries on Forms S-3 (No. 333-162298, No. 333-114816, No. 333-148156 and No. 333-175822), Form S-4 (No. 333-175823) and Forms S-8 (No. 333-137512, No. 333-141814, No. 333-155332 and No. 333-182282) of our report dated March 18, 2013, on our audits of the consolidated financial statements and financial statement schedule as of December 31, 2012 and 2011 and for each of the three years in the period ended December 31, 2012, and the effectiveness of Hill International, Inc. and Subsidiaries’ internal control over financial reporting as of December 31, 2012 which report appears in this Annual Report on Form 10-K, to be filed on or about March 18, 2013.

/s/ EisnerAmper LLP

Edison, New Jersey
March 18, 2013